Exhibit 99.1.2

AMENDMENT TO AGREEMENT OF SALE

THIS AMENDMENT TO AGREEMENT OF SALE (“Agreement”) made as of March 30, 2004 (the “Effective Date”) by and between STERLING REAL ESTATE VENTURE I, LLC (“SRVI”), a Delaware limited liability company, and STERLING YORK MANAGER, LLC (“SYM”), a Delaware limited liability company (collectively referred to herein as “Seller”), having an office at 1033 Skokie Blvd., Suite 600, Northbrook, Illinois 60062, and COPT ACQUISITIONS, INC. (“Buyer”), a Delaware corporation, having an office at 8815 Centre Park Drive, Suite 400, Columbia, Maryland 21045.

R E C I T A L S

A.                                   Seller and Buyer entered into that certain Agreement of Sale dated February 25, 2004 (the “Agreement”) for the purchase and sale of the Member Interests (as defined therein) of the Company.

B.                                     Pursuant to Section 19 of the Agreement Buyer had a right to due diligence relating to the Company and the property owned by the Company and a corresponding right to terminate the Agreement.

C.                                     Based on the results of Buyer’s due diligence, Seller and Buyer have agreed to reduce the Purchase Price, waive certain contingencies and otherwise amend the Agreement as more particularly set forth below.

NOW, THEREFORE, in consideration of the reduction in the Purchase Price, the waiver of the inspection contingency and the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

W I T N E S S E T H

1.               Purchase Price.  The Purchase Price is hereby reduced to SIXTEEN MILLION FOUR HUNDRED FIFTY THOUSAND DOLLARS ($16,450,000), adjusted as set forth in the Agreement and payable as set forth in Section 3(a) of the Agreement.

2.               Inspection Period.  Buyer hereby waives all inspection and termination rights set forth in Section 19.

3.               Deposit.  Within one (1) day of the execution of this Amendment, Buyer will deposit the Second Deposit (as defined in Section 3(a) of the Agreement), which together with the First Deposit will become immediately non-refundable, except in the event Seller is unable to provide the AAI Amendment as defined in Section 4 below.

4.               AAI Amendment.  The following is added as sub-section (vi) to Section 13(a):

“Seller shall provide Buyer with a fully executed (in recordable form) amendment, reasonably acceptable to Buyer, to that certain Agreement of Easements and Covenants and Termination of Deed of Declaration dated April 1, 1998 and recorded at Book 12768 Page 008 in the Land Records of Baltimore County, Maryland (the “Easement Agreement”), which amendment shall: confirm the continuance of AAI Corporation’s obligations relating to that certain Overhead Walkway (as defined in the Easement Agreement) as set forth in the Easement Agreement and confirming AAI Corporation’s obligation to maintain the walkway to standards, acceptable to Buyer.”

5.               Full Force and Effect.  Except as amended hereby, the Agreement shall remain in full force and effect.

6.               Counterparts; Facsimile.  This Agreement may be executed by both parties in counterparts each of which shall be deemed an original but all of which taken together shall be deemed one instrument.  Facsimile signatures shall constitute original signatures.

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IN WITNESS WHEREOF, the parties hereto, intending legally to be bound hereby, have executed this Agreement as of the date first above written.

SELLER:

STERLING REAL ESTATE VENTURE I, LLC

	By:	Sterling SRVI, LLC,
Its managing member

		By:	/s/ Jeffrey Perelman	(SEAL)
	Name:		Jeffrey Perelman
	Title:	Member, VP

STERLING YORK MANAGER, LLC

	By:	Sterling SRVI, LLC,
Its managing member

		By:	/s/ Jeffrey Perelman	(SEAL)
		Name:	Jeffrey Perelman
		Title:	Member, VP

BUYER:

COPT ACQUISITION, INC.

By:	/s/ Roger A. Waesche, Jr.		(SEAL)
Name:	Roger A. Waesche, Jr.
Title:	Executive Vice President